AGREEMENT REGARDING THE JOINT FILING OF

SCHEDULE 13D

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule (including amendments thereto) jointly on behalf of each such party.

Dated: August 3, 2015

BAIN CAPITAL VENTURE FUND 2007, L.P.

By:	Bain Capital Venture Partners 2007, L.P., its general partner

By:	Bain Capital Venture Investors, LLC, its general partner

BCIP VENTURE ASSOCIATES

By:	Bain Capital Investors, LLC, its managing partner

By:	Bain Capital Venture Investors, LLC, its Attorney-in-Fact

BCIP VENTURE ASSOCIATES-B

By:	Bain Capital Investors, LLC, its managing partner

By:	Bain Capital Venture Investors, LLC, its Attorney-in-Fact

By:	/s/ Benjamin Nye
Name:	Benjamin Nye
Title:	Managing Director